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                                                           Exhibit 3.1


                        CLARION COMMERCIAL HOLDINGS, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                              Dated April 28, 1998

     Clarion Commercial Holdings, Inc., a Maryland corporation (the "Corporation"), certifies as follows:

     FIRST: The Corporation desires to amend and restate its charter as currently in effect.

     SECOND: The following shall be the provisions of the Articles of the Corporation, as so amended and restated:

                                    ARTICLE I
                          THE CORPORATION; DEFINITIONS

     SECTION 1.1. Name and Address. The name of the Corporation is Clarion Commercial Holdings, Inc. The address of the principal office of the Corporation shall be 335 Madison Avenue, New York, New York 10017.

     SECTION 1.2. Registered Agent. The name and address of the resident agent of the Corporation in the State of Maryland is Harbor City Research Inc., 201 East Baltimore Street, Suite 630, Baltimore, Maryland 21202. The Corporation may have such offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

     SECTION 1.3. Purpose. The purposes for which the Corporation is formed are to invest in commercial real estate, including commercial mortgage-backed securities, commercial mortgage loans, mezzanine investments (including preferred equity, leveraged joint venture equity, second priority mortgage loans and participating mortgage loans), and real property and investments in companies that have substantial holdings of commercial real estate related assets, and to engage in any other lawful business. The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purposes.

     SECTION 1.4. Duration. The duration of the Corporation shall be perpetual.

     SECTION 1.5. Definitions. For the purpose of these Articles of Amendment and Restatement (these "Articles"), the following terms shall have the following meanings:

          "Aggregate Stock Ownership Limit" shall mean the Beneficial Ownership of 9.9%, of the number of shares of all classes of outstanding capital stock of the Corporation. The number of shares of the outstanding capital stock of the Corporation

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     shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

          "Beneficial Ownership" shall mean ownership or Constructive Ownership of capital stock by a Person, whether the interest in the shares of capital stock is held directly or indirectly (including by nominee), and shall include interests that would be treated as owned through the application of
     Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owning," "Beneficially Own" and "Beneficially Owned" shall have correlative meanings.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "Bylaws" shall mean the Bylaws of the Corporation.

          "Capital Stock" shall mean stock that is either common stock, preferred stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article III or Article IV.

          "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 4.15(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (without regard to clauses (vii) or (viii) thereof), 2055 and 2522 of the Code, provided selecting such beneficiary or beneficiaries would not violate Section 4.4.

          "Class B Stock" shall have the meaning given in Section 4.2.

          "Class B Subordination Termination Date" shall mean the earlier to occur of (i) the Option Exercise Date or (ii) the date on which the Corporation makes its fourth consecutive quarterly distribution with respect to the Common Stock in an amount that equals or exceeds the Yield Threshold.

          "Code" shall mean the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

          "Common Stock" shall have the meaning given in Section 4.2.

          "Common Stock Ownership Limit" shall mean Beneficial Ownership or Constructive Ownership of more than 9.9% of the aggregate number of outstanding shares of Common Stock. The number of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good

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     faith, which determination shall be conclusive for all purposes hereof.

          "Constructive Ownership" shall mean ownership of capital stock by a Person, whether the interest in the shares of capital stock is held directly or indirectly (including by nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

          "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to
     Section 4.11.

          "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 4.11, and subject to adjustment pursuant to Section 4.12, the percentage limit with respect to such holder established by the Board of Directors pursuant to Section 4.11.

          "GAAP" shall mean generally accepted accounting principles in effect from time to time, consistently applied.

          "Initial Date" shall mean the date the Corporation closes its initial public offering of Common Stock.

          "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of capital stock, the Closing Price for such capital stock on such date. The "Closing Price" on any date shall mean the last sale price for such capital stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such capital stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such capital stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such capital stock is listed or admitted to trading or, if such capital stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such capital stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such capital stock, the fair market value of the capital stock, as determined in good faith by the Board of Directors of the

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     Corporation.

          "NYSE" shall mean the New York Stock Exchange.

          "Option Exercise Date" shall mean January 2, 2000.

          "Person" shall mean an individual, corporation, joint venture, limited liability company, unincorporated organization, partnership, estate, state or political subdivision thereof, government agency, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, but does not include an Underwriter participating in an offering of Common Stock, Preferred Stock, and/or convertible securities of the Corporation, provided that the ownership of such Common Stock, Preferred Stock and/or convertible securities by such Underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation's failure to qualify as a REIT.

          "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.4, would Beneficially Own or Constructively Own shares of capital stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

          "REIT" shall mean a real estate investment trust as defined under
     Section 856 of the Code.

          "Restriction Termination Date" shall mean the day as of which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of capital stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          "Transfer" shall mean any issuance, sale, exchange, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of capital stock or the right to vote or receive dividends on capital stock, including (a) the granting or exercise of any option or warrant (or any disposition of any option or warrant), (b) any disposition of any securities or rights convertible into or exchangeable for capital stock or any interest in capital stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of capital stock; in each case, whether voluntary or

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     involuntary, whether owned of record, Constructively Owned or Beneficially
     Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          "Trust" shall mean the trust created pursuant to Article IV.

          "Trustee" shall mean the Person unaffiliated with the Corporation, a Prohibited Owner and any Charitable Beneficiary, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee appointed by the Trustee.

          "Underwriter" shall mean a securities firm or other similar entity only in its capacity as a party of an underwriting agreement with the Corporation entered into with the intent of such firm or other entity acquiring securities of the Corporation for resale.

          "Yield Threshold" shall mean, with respect to any calendar quarter, an amount equal to eight percent (8%) (on an annualized basis) of the initial public offering price of the Common Stock (adjusted on account of any stock splits, stock dividends or reclassifications) during such quarter.


                                   ARTICLE II
                                    DIRECTORS

     SECTION 2.1. Number. The number of directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Laws (the "MGCL") now or hereafter in force.

     SECTION 2.2. Classes, Term. The directors shall be divided into three classes as follows: (1) the term of office of Class I shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (2) the term of office of Class II shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2001 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

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     SECTION 2.3. Initial Board. The names of the directors, serving at the time of the approval of these Articles and their respective classes and who will serve the terms described in Section 2.2 until their successors are elected and qualify are as follows:

                  DIRECTOR                             CLASS
                  --------                             -----
                  Daniel Heflin                         III
                  Frank L. Sullivan, Jr.                 II
                  Harold E. Rosen                         I
                  Steven N. Fayne                        II
                  Stephen C. Asheroff                   III


     SECTION 2.4. Removal. Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.


                                   ARTICLE III
                               POWERS OF DIRECTORS

     SECTION 3.1. General. The enumeration and definition of particular powers of the Board of Directors included in these Articles shall in no way be limited or restricted by reference to or inference from the terms of any other provision of these Articles, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under Maryland law now or hereafter in force.

     SECTION 3.2. Specific Powers. The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in capital stock, cash or other securities or property, out of amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board

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of Directors.

     SECTION 3.3. Issuance of Shares. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of capital stock of any class, whether now or hereafter authorized, or securities exercisable or exchangeable for or convertible into shares of its capital stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

     SECTION 3.4. Classification and Reclassification of Shares. The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of these Articles, authority to classify or reclassify any unissued shares of such capital stock into a class or classes of preferred stock, preference stock, special stock, or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

          (a) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification.

          (b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of capital stock, and the status of any such dividends as cumulative to a limited extent or noncumulative and as participating or nonparticipating.

          (c) Whether or not shares of such class or series shall have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights.

          (d) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

          (e) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different

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     redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

          (f) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of capital stock.

          (g) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

          (h) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and these Articles.

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                                   ARTICLE IV
                                     SHARES

     SECTION 4.1. Authorized Shares. The total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred million (100,000,000) shares of capital stock, of which seventy-five million (75,000,000) shall be shares of common stock, par value one-tenth of one cent ($.001) per share, amounting in aggregate par value to Seventy-Five Thousand Dollars ($75,000), and twenty-five million (25,000,000) shall be shares of preferred stock, par value one cent ($.01) per share, amounting in aggregate par value to Two Hundred and Fifty Thousand Dollars ($250,000). The total par value of all shares of capital stock which the Corporation has authority to issue is $325,000. The Board of Directors may classify and reclassify any unissued shares of capital stock, whether now or hereafter authorized, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. The Board of Directors of the Corporation may from time to time issue shares of preferred stock, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors. All persons who acquire shares of capital stock acquire such shares subject to the provisions of these Articles (including this Article IV) and the Bylaws.

     SECTION 4.2. Common Stock and Class B Stock. (a) Of the seventy-five million (75,000,000) shares of common stock of the Corporation, 74,000,000 shall be designated as Class A common stock (the "Common Stock") and 1,000,000 shall be designated as Class B common stock (the "Class B Stock").

     (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of conversion of the Common Stock:

          (i) Each share of Common Stock shall have one vote.

          (ii) Subject to the provisions of law and any preferences of any class of capital stock hereafter classified or reclassified, dividends, including dividends payable in shares of the Corporation's capital stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

          (iii) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of capital stock having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of capital

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     stock not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

          (iv) The Common Stock shall not be redeemable by the holder thereof or convertible into any other class of capital stock of the Corporation.

     (c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of conversion of the Class B Stock:

          (i) Except as may be required by the MGCL, shares of Class B Stock shall not be entitled to be voted.

          (ii) Subject to the provisions of law and any preferences of any class of capital stock hereafter classified or reclassified, dividends, including dividends payable in shares of the Corporation's capital stock, may be paid on the Class B Stock at such time and in such amounts as the Board of Directors may deem advisable; provided, however, that before the Class B Subordination Termination Date, no dividend may be declared or paid with respect to the Class B Stock during any calendar quarter unless the holders of Common Stock have received a distribution during such quarter of no less than the Yield Threshold with respect to their shares of Common Stock.

          (iii) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class B Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of capital stock having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of capital stock not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, including the holders of the Common Stock, to share ratably in the remaining net assets of the Corporation.

          (iv) After the Class B Subordination Termination Date, each share of Class B Stock shall be convertible into one share of the Common Stock upon written request therefor by a holder of Class B Stock to the Corporation.

     (d) Before the Class B Subordination Termination Date, any amounts that the Board of Directors determines are to be distributed with respect to the common stock of the Corporation shall be distributed quarterly (i) first, to the holders of the Common Stock, until such holders have received the Yield Threshold with respect to their shares of Common Stock, (ii) second, to the holders of the Class B Stock, until such holders have received an amount equal to the Yield Threshold with respect to their shares of Class B Stock plus the cumulative amount by which distributions with respect to the Class B Stock were less than the Yield Threshold in the prior three quarters and (iii) third, to the holders of the Common Stock

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

and the Class B Stock, pro rata in accordance with their respective share ownership. From and after the Class B Subordination Termination Date, quarterly distributions will be made pro rata to the holders of the Common Stock and the holders of the Class B Stock, in accordance with their respective share ownership.

     SECTION 4.3. Classes. For the purposes hereof and of any articles supplementary hereto providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of capital stock of the Corporation shall be deemed to rank:

          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SECTION 4.4. Ownership Limitations of Capital Stock. Subject to Section 4.11, during the period commencing on the Initial Date and prior to the Restriction Termination Date:

          (a) (i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of capital stock in excess of the Aggregate Stock Ownership Limit, (ii) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of capital stock in excess of the Excepted Holder Limit for such Excepted Holder.

          (b) No Person shall Beneficially Own or Constructively Own shares of capital stock to the extent that such Beneficial or Constructive Ownership of capital stock

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

     would result in the Corporation being "closely held" within the meaning of
     Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

          (c) Any Transfer of shares of capital stock that, if effective, would result in any person Beneficially Owning or Constructively Owning any shares of capital stock in violation of Section 4.4(a) or Section 4.4(b) shall be null and void ab initio, and the purported transferee or purported owner shall acquire no rights to, or economic interest in, any capital stock held in violation of these restrictions.

          (d) Subject to the first sentence of Section 4.14, notwithstanding any other provisions contained herein, any Transfer of shares of capital stock that, if effective, would result in the capital stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be null and void ab initio, and the intended transferee shall acquire no rights in such shares of capital stock, exclusive of any rights the intended transferee may have against the intended transferor.

     SECTION 4.5. Transfer in Trust. If, notwithstanding the other provisions contained in this Article IV, there is a purported Transfer, change in capital structure or other event such that, if effective, any Person would Beneficially Own or Constructively Own Shares of capital stock in violation of Section 4.4(a) or Section 4.4(b), or, any Transfer of shares of capital stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of capital stock in violation of Section 4.4(a) or (b), (i) then that number of shares (rounded to the nearest whole share) of the capital stock, the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 4.4(a) or (b) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.15, effective on the close of business on the Business Day prior to the date of such purported Transfer or other event, and such Person shall acquire no rights in such shares; and (ii) upon the transfer of a share of capital stock to the Trust described in clause (i) of this Section 4.5, such share shall have such voting, dividend, liquidation and other rights, and shall be subject to such terms and limitations, as set forth in Section 4.15.

     SECTION 4.6. Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 4.4 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of capital stock in violation of Section 4.4 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 4.4 shall be null and void and shall automatically result in the transfer to the Trust described above, and such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a Committee thereof.

     SECTION 4.7. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of capital stock that will or may violate Section 4.4, or any Person who would have owned shares of capital stock that resulted in a transfer to the Trust pursuant to the provisions of Section 4.5 shall immediately give written notice to the Corporation of such event, or in the case of such proposed or attempted transaction, shall give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.


     SECTION 4.8. Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

          (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of all outstanding shares of capital stock of the Corporation, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of capital stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and ensure compliance with the Aggregate Stock Ownership Limit; and

          (b) each Person who is a Beneficial Owner or Constructive Owner of capital stock and each Person (including the stockholder of record) who is holding capital stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

     SECTION 4.9. Remedies not Limited. Subject to the first sentence of Section 4.14, nothing contained in this Article IV shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT and to ensure compliance with Section 4.4.

     SECTION 4.10. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IV, or any definition contained in Section 1.5, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on the facts known to it. If Article IV requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV.

     SECTION 4.11. Exceptions. (a) Subject to Section 4.4, the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person, if:

               (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of capital stock will violate Section 4.4(b);

               (ii) such Person does not and represents that it will not, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to, actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Persons and are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of rent that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

               (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 4.4 through 4.10) will result in such shares of capital stock being automatically transferred to a Trust in accordance with Sections 4.5 and 4.15.

          (b) Prior to granting any exception pursuant to Section 4.11, the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

          (c) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and understandings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

     SECTION 4.12. Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors, in its discretion, may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that:

          (a) any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

          (b) neither ownership limitation may be increased if, after giving effect to such increase, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 50.0% in value of the shares of all capital stock of the Corporation then outstanding; and

          (c) prior to the modification of either of the ownership limitations, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

     SECTION 4.13. Legend. Each certificate for shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock shall bear the following legend:

     "The securities represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own more than 9.9% of the number of outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted
     Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of capital stock of the Corporation in excess of 9.9% of the number of the total outstanding shares of capital stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted

     Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of capital stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and
     (iv) no Person may Transfer shares of capital stock if such Transfer would result in the shares of capital stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of capital stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of capital stock in excess or in violation of the above limitations must immediately notify the Corporation. Attempted transfers of ownership in violation of these restrictions shall be null and void ab initio. In addition, if any of the restrictions on transfer or ownership are violated, the shares of capital stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of capital stock of the Corporation on request and without charge."

     SECTION 4.14. Settlements. Nothing contained in this Article IV or in any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Although settlement of any transaction occurs or takes place, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article IV.

     SECTION 4.15. Transfer of Capital Stock in Trust

     (a) Ownership in Trust. Upon any purported Transfer or other event described in Section 4.5 that would result in a transfer of shares of capital stock to a Trust, such shares of capital stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 4.5. Each Charitable Beneficiary shall be designated by the Trustee as provided in Section 4.15(f).

     (b) Status of Shares Held by Trustee. Shares of capital stock held by the Trustee shall be issued and outstanding shares of capital stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

     (c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of capital stock have been transferred to the Trustee shall be paid with respect to such shares of capital stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to applicable Maryland law, effective as of the date that the shares of capital stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of capital stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article IV, until the Corporation has received notification that shares of capital stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     (d) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of capital stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 4.4. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.15(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and
(2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of capital stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.15(d), such excess shall be paid to the Trustee upon demand.

     (e) Purchase Right in Stock Transferred to the Trustee. Shares of capital stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(i) the price per share in
the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 4.15(d). Upon such sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     (f) Designation of Charitable Beneficiaries. The Trustee shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of capital stock held in the Trust would not violate the restrictions set forth in Section 4.4 in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (without regard to clauses (vii) or (viii) thereof), 2055 and 2522 of the Code.

                                    ARTICLE V
                                  SHAREHOLDERS

     SECTION 5.1. Voting. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, or of the total number of shares of a particular class, except as otherwise provided in these Articles, provided that any amendment to, repeal of or adoption of any provision inconsistent with Article II or this Article V will be effective only if it is advised by at least two-thirds of the Board of Directors and approved by the affirmative vote of the holders of not less than two-thirds of the aggregate votes entitled to be cast thereon.

     SECTION 5.2. Quorum. Notwithstanding any provision of law to the contrary, a majority of the stock issued and outstanding and entitled to vote and represented by the holders of record thereof in person or by proxy shall constitute a quorum at any meeting of stockholders.

     SECTION 5.3. Notice. For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the Bylaws.

                                   ARTICLE VI
                                 INDEMNIFICATION

     SECTION 6.1. Indemnification. The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law by the Board of Directors, the stockholders or special legal counsel appointed by the Board of Directors. The Corporation may but shall not be required to purchase or maintain insurance on behalf of any present or former directors or officers or other persons required or permitted to be indemnified. No amendment of these Articles of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article in respect of any act or omission that occurred prior to such amendment or repeal.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

     SECTION 7.1. Limitation of Liability. To the fullest extent permitted by Maryland law, applicable from time to time, no person who at any time was or is a director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of these Articles of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                                  ARTICLE VIII
                             AMENDMENT, MERGER, ETC.

     SECTION 8.1. Amendment. Subject to Section 5.1, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter permitted or prescribed by statute, including any amendments changing the terms or contract rights, as expressly set forth in these Articles, of any of its outstanding stock and all rights conferred on stockholders and others herein are granted subject to this reservation.

     SECTION 8.2 Reorganization. Subject to the provisions of any class or series of shares at the time outstanding, the Directors shall have the power to
(a) cause the organization of a corporation, association, trust or other entity to carry on the affairs of the Corporation; or (b) merge the Corporation into, or sell, convey and transfer property to, any such corporation, association, trust or entity in exchange for securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Corporation; provided, that any such action shall have been approved, at a meeting of the shareholders of Common Stock called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Common Stock then outstanding and entitled to vote thereon.

     SECTION 8.3 Merger, Consolidation or Sale of Property. Subject to the provisions of any class or series of shares at the time outstanding, the Directors shall have the power to (a) merge the Corporation into another entity,
(b) consolidate the Corporation with one or more other entities into a new entity or (c) sell or otherwise dispose of all or substantially all of the assets of the Corporation; provided that such action shall have been approved, at a meeting of the shareholders called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Common Stock then outstanding and entitled to vote thereon. However, if a merger or consolidation does not result in a reclassification or other change in the outstanding shares or in an amendment to these Articles, and the number of shares to be issued or delivered in the merger is not more than fifteen percent (15%) of the number of shares of the same class or series already outstanding immediately prior to the effective date of the merger or consolidation, then such merger shall only require the approval of a majority of the Board of Directors of a successor Maryland corporation or real estate investment trust.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.1 Governing Law. These Articles are executed and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

     SECTION 9.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Corporation if executed by an individual who, according to the records of the Corporation or of any recording office in which these Articles may be recorded, appears to be the Secretary or an Assistant Secretary of the Corporation or a Director, and if certifying to: (a) the number or identity of Directors, officers of the Corporation or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Directors or shareholders;
(d) a copy of these Articles or of the Bylaws as a true and complete copy as then in force; (e) an amendment to these Articles; or (f) the existence of any fact or facts which relate to the affairs of the Corporation. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Directors or by any officer, employee or agent of the Corporation.

     SECTION 9.3 Provisions in Conflict with Law or Regulations.

     (a) The provisions of these Articles are severable, and if the Directors shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Code or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of these Articles, even without any amendment of these Articles pursuant to Section 8.1; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of these Articles or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

     (b) If any provision of these Articles shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of these Articles in any jurisdiction.

     SECTION 9.4 Construction. In these Articles, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of these Articles. In defining or interpreting the powers and duties of the Corporation and its Directors and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or the MGCL, to Titles 1 through 3 of the MGCL.

     SECTION 9.5 Recordation. These Articles and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate; however, failure to file or record these Articles or any amendment hereto in any office other than in the State Department of Assessments and Taxation of Maryland shall not affect or impair the validity or effectiveness of these Articles or any amendment hereto. Restated Articles shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original

Articles and the various amendments thereto.

     THIRD: The amendment and restatement of these Articles of the Corporation was approved and advised by the Board of Directors and approved by the stockholders of the Corporation all in accordance with Section 2-609 of the MGCL.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed and sealed in its name and on its behalf by its President and attested by its Secretary on this 28th day of April, 1998, who acknowledges that these Articles of Amendment and Restatement are the act of the Corporation and that, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles of Amendment and Restatement are true in all material respects.





ATTEST:                                      CLARION COMMERCIAL HOLDINGS, INC.


By:                                          By:
   ------------------                           -------------------------------
     Joanne Vitale                                     Daniel Heflin
     Secretary                                         President



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